[LOGO OF TRANSAMERICA REINSURANCE]
TRANSAMERICA
REINSURANCE
                                                         Transamerica Life
                                                         Insurance Company
                                                         401 North Tryon Street
                                                         Suite 800
                                                         Charlotte, NC 28202
                                                         Telephone 704 344-2700

October 15, 2008

CUNA Mutual Life Insurance Company
General Counsel
5910 Mineral Point Rd
Madison, WI 53705-4456

Re: COMPLETION of Merger of Transamerica Occidental Life Insurance Company into Transamerica Life Insurance Company

Dear General Counsel:

We are writing to inform you of the completion of the merger of AEGON companies Transamerica Occidental Life Insurance Company (TOLIC) and Transamerica Life Insurance Company (TLIC). The merger is part of AEGON's continued consolidation to simplify organizational structure and to increase operational efficiencies.

TOLIC MERGED INTO TLIC EFFECTIVE OCTOBER 1, 2008. TLIC IS THE SOLE SUCCESSOR ENTITY OF BOTH COMPANIES.

This change will have minimal impact on our reinsurance relationship with your company. Because the transfer of treaty rights and obligations occurs by operation of law, it is not necessary to amend reinsurance agreements or execute any ancillary documents to effect these changes. Our intent is to limit the impact as much as possible so that the merger does not create extra work for your staff.

We are including a schedule of reinsurance agreements between TOLIC and CUNA Mutual Life Insurance Company, which will be affected by the merger. Please let us know if your records differ from the enclosed list of treaties.

PLEASE PLACE A COPY OF THIS LETTER IN YOUR TREATY FILES AND CHANGE YOUR RECORDS AND SYSTEMS FOR THESE TREATIES TO SHOW THE NAME OF TRANSAMERICA LIFE INSURANCE COMPANY (NAIC COMPANY CODE 86231 AND FEDERAL ID # 39-0989781).

We place great value on our reinsurance relationship with your company. If you have any questions about the merger, please contact your Transamerica Reinsurance account executive.

Sincerely,

/s/ Glenn Cunningham
Glenn Cunningham
Executive Vice President

Encl.:  Schedule of Affected Reinsurance Treaties

CUNA MUTUAL LIFE INSURANCE COMPANY
AGREEMENT NUMBER                     EFFECTIVE DATE
    1058-01                             1/1/1981
    1058-02                             7/1/1981*
    1058-03                             1/1/1983
    1058-04                             2/1/1986
    1058-05                             1/1/1986
    1058-06                             1/1/1989
    1058-07                             6/1/1992
    1058-08                             5/1/2000
    1058-P1                             5/10/1995

*Terminated or Terminated for New Business